Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

BROOKE CAPITAL CORPORATION,

BROOKE FRANCHISE CORPORATION,

and

BROOKE CORPORATION

Dated as of August 31, 2007

TABLE OF CONTENTS

1.	MERGER		1
	1.1.	The Merger	1
	1.2.	Filing of Certificates of Merger	1
	1.3.	Effect of Merger	2
	1.4.	Merger Consideration	2
	1.5.	Effect on Stock	4
	1.6.	Exemptions from Registration; Restrictions on Resale.	4
	1.7.	Organizational Documents	4
	1.8.	Officers and Directors	5
	1.9.	Exchange of Certificates	5
	1.10.	No Fractional Shares	5
	1.11.	Market Stand-off Agreement	5
	1.12.	Further Action	5
2.	REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY		5
	2.1.	Corporate	6
	2.2.	Authority	6
	2.3.	Capitalization	6
	2.4.	No Violation	7
	2.5.	Financial Statements	7
	2.6.	Absence of Undisclosed Liabilities or Encumbrances	8
	2.7.	Tax Matters.	9
	2.8.	No Brokers or Finders	10
	2.9.	Disclosure	10
	2.10.	Purchase for Own Account	11
	2.11.	Absence of Certain Changes	11
	2.12.	No Litigation; Administrative Actions	13
	2.13.	Compliance With Laws.	13
	2.14.	Title to and Condition of Properties.	14
	2.15.	Contracts and Commitments.	15
	2.16.	Labor Matters	16
	2.17.	Employee Benefit Plans.	16
	2.18.	Intellectual Property	17
3.	REPRESENTATIONS AND WARRANTIES OF CAPITAL		17
	3.1.	Corporate	17
	3.2.	Authority	18
	3.3.	Capitalization	18
	3.4.	No Violation	19
	3.5.	Reports	19
	3.6.	Financial Statements	19
	3.7.	Absence of Undisclosed Liabilities	20
	3.8.	Tax Matters	20
	3.9.	No Brokers or Finders	21
	3.10.	Disclosure	21
	3.11.	Company Stock for Capital’s Own Account	21
	3.12.	Continuity of Business Enterprise	22
	3.13.	Absence of Certain Changes	22

	3.14.	No Litigation	23
	3.15.	Compliance With Laws.	23
	3.16.	Title to and Condition of Properties.	24
	3.17.	Contracts and Commitments.	24
	3.18.	Labor Matters	25
	3.19.	Employee Benefit Plans.	25
	3.20.	Intellectual Property	26
4.	COVENANTS		26
	4.1.	Conduct of the Business	26
	4.2.	Access to Information.	28
	4.3.	Confidentiality	29
	4.4.	Public Disclosure	29
	4.5.	Regulatory and Other Authorizations	30
	4.6.	Further Assurances	30
	4.7.	No Solicitation by Parent or Company	30
	4.8.	No Solicitation by Capital	30
	4.9.	Non-Competition; Non-Solicitation.	31
	4.10.	Indemnification of Officers and Directors	32
	4.11.	Company Name and Principal Office	32
5.	ADDITIONAL AGREEMENTS		32
	5.1.	Information Statement; Special Meeting	32
	5.2.	Form 8-K	34
	5.3.	Required Information	34
	5.4.	No Securities Transactions	34
	5.5.	Registration and Listing	34
	5.6.	Parent Dividend	35
	5.7.	Delta Exchange	35
	5.8.	Litigation Support	35
	5.9.	Certain Company Receivables	35
6.	CONDITIONS PRECEDENT TO CAPITAL’S PERFORMANCE		36
	6.1.	Accuracy of Representations and Warranties of Parent and Company	36
	6.2.	Performance of Covenants of Parent and Company	36
	6.3.	No Governmental Order	36
	6.4.	Information Statement	36
	6.5.	Corporate Approval	36
	6.6.	Solvency Opinion	36
	6.7.	Consents and Approvals	36
	6.8.	Absence of Litigation	36
	6.9.	Company Material Adverse Effect	37
	6.10.	Fairness Opinion	37
	6.11.	Net Working Capital	37
	6.12.	Deliverables	37
	6.13.	Parent Receivable	37
	6.14.	Approval.	37
7.	CONDITIONS PRECEDENT TO COMPANY’S PERFORMANCE		37
	7.1.	Accuracy of Capital’s Representations and Warranties	37

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	7.2.	Performance of Capital’s Covenants	37
	7.3.	No Governmental Order	38
	7.4.	Corporate Approval	38
	7.5.	[Reserved]	38
	7.6.	Absence of Litigation	38
	7.7.	Capital Material Adverse Effect	38
	7.8.	Capital’s Articles of Incorporation	38
	7.9.	Consents and Approvals	38
	7.10.	Payments	38
	7.11.	Deliverables	38
	7.12.	Agreement	38
	7.13.	Fairness Opinion	39
	7.14.	Parent Dividend	39
8.	TERMINATION PRIOR TO CLOSING		39
	8.1.	Termination	39
	8.2.	Effect on Obligations	39
9.	THE CLOSING		40
	9.1.	Closing	40
	9.2.	Company’s Obligations	40
	9.3.	Capital’s Obligations	40
10.	INDEMNIFICATION		41
	10.1.	Survival of Representations and Warranties	41
	10.2.	Indemnification Obligations	41
	10.3.	Exclusive Remedy	43
	10.4.	Litigation Settlements and Expenses	43
11.	MISCELLANEOUS PROVISIONS		44
	11.1.	Entire Agreement	44
	11.2.	Governing Law	44
	11.3.	Schedules	44
	11.4.	Waiver and Amendment	44
	11.5.	Assignment	44
	11.6.	Successors and Assigns	45
	11.7.	No Third Party Beneficiaries	45
	11.8.	No Personal Liability	45
	11.9.	Notices	45
	11.10.	Severability	46
	11.11.	Counterparts	46
	11.12.	No Presumption	46
	11.13.	Facsimile Signatures	46
	11.14.	Fees and Expenses	47
12.	DEFINITIONS		47
	12.1.	Definitions	47
	12.2.	Cross-References	52
	12.3.	Interpretation	53

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 31, 2007 by and among BROOKE CAPITAL CORPORATION, a Kansas corporation (“Capital”), BROOKE FRANCHISE CORPORATION, a Missouri corporation (the “Company”), and BROOKE CORPORATION, a Kansas corporation and sole stockholder of the Company (“Parent”).

RECITALS

A. The Boards of Directors of Capital, Parent and the Company have each determined that it is advisable and in the best interests of Capital, Parent and the Company, and their respective stockholders, that the Company be merged with and into Capital.

B. The Boards of Directors of Capital, Parent and the Company have each unanimously approved this Agreement and the transactions contemplated hereby.

C. The Boards of Directors of Capital and the Company have agreed to recommend that their respective stockholders adopt and approve this Agreement.

D. For federal income tax purposes, it is intended that these proposed transactions, individually and collectively, shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”), and this Agreement shall constitute a plan of reorganization pursuant to Section 368 of the Code.

E. Certain capitalized terms used in this Agreement are defined in Section 12 below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	MERGER

1.1.	The Merger. Upon the terms and subject to the conditions set forth herein and the applicable provisions of the MGCL and the KGCL, and on the basis of the representations, warranties, covenants and agreements contained herein, as of the Effective Time, the Company shall be merged with and into Capital (the “Merger”), the separate corporate existence of the Company shall cease and Capital shall continue as the surviving corporation. Capital, as the surviving corporation of the Merger, may be hereinafter referred to as the “Surviving Corporation.”

1.2.	Filing of Certificates of Merger. Subject to the conditions set forth herein, the Company and Capital shall as soon as possible on the Closing Date or such other date as the parties shall agree, cause the Merger to be consummated by filing with each of the Secretary of State of the State of Missouri and the Secretary of State of the State of Kansas a duly executed certificate of merger in form and substance reasonably acceptable to the parties.

1.3.	Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided herein and the applicable provisions of the KGCL and the MGCL. Without limiting the generality of the foregoing, all of the properties, rights, privileges, powers and franchises of the Company and Capital shall vest in the Surviving Corporation and all of the debts, liabilities, duties and obligations of the Company and Capital shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

1.4.	Merger Consideration.

(a)	The initial consideration to be paid by Capital to Parent, as the sole holder of capital stock of the Company as of immediately prior to the Effective Time, in the Merger (the “Initial Merger Consideration”) shall be the number of shares of common stock of Capital, $0.01 par value per share (the “Capital Stock”) equal to the Closing Payment.

(b)	In addition to Initial Merger Consideration, Capital shall pay to Parent, if earned, additional payments of Capital Stock based upon Capital’s achievement of Franchise EBITDA as follows:

(i)	Subject to Capital’s achievement of Franchise EBITDA of at least $7,900,000 for the 12 month period ended December 31, 2007 (“First Earnout Period”), the Merger Consideration shall include an additional 900,000 shares of Capital Stock (“First Earnout Shares”).

(ii)	In addition to the First Earnout Shares, subject to Capital’s achievement of Franchise EBITDA of at least $11,850,000 for the First Earnout Period, the Merger Consideration shall include an additional 225,000 shares of Capital Stock (“First Earnout Bonus Shares”).

(iii)	Subject to Capital’s achievement of Franchise EBITDA of at least $9,900,000 for the 12 month period ended December 31, 2008 (“Second Earnout Period”), the Merger Consideration shall include an additional 900,000 shares of Capital Stock (“Second Earnout Shares”).

(iv)	In addition to the Second Earnout Shares, subject to Capital’s achievement of Franchise EBITDA of at least $14,850,000 for the Second Earnout Period, the Merger Consideration shall include an additional 225,000 shares of Capital Stock (“Second Earnout Bonus Shares”).

(c)	The Merger Consideration shall also be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of shares of Capital Stock outstanding. For purposes hereof, “Merger Consideration” means the Initial Merger Consideration and the First Earnout Shares, the First Earnout Bonus Shares, the Second Earnout Shares and the Second Earnout Bonus Shares (collectively, the “Earnout Shares”).

(d)	As soon as practicable and in any event within 90 days after end of the First or Second Earnout Period, as the case may be, Capital shall provide to Parent a statement of the Franchise EBITDA achieved by Capital in the Franchise Division for the Earnout Period (each an “Earnout Statement”), as derived from the financial information reported in Capital’s Form 10-Q filing with the SEC for the end of such Earnout Period and as reviewed by Capital’s independent auditors. Capital shall maintain separate books of account for the Franchise Division so as to facilitate the preparation of the Earnout Statements. Capital shall provide to Parent and its representatives copies of such records and work papers created in connection with preparation of the Earnout Statement as are reasonably requested to support such Earnout Statement. Parent and its representatives shall have the right to inspect Capital’s books and records, including, without limitation, the Franchise Division books and records, during business hours. Upon the last to occur of the expiration of the Second Earnout Period or the payment of the last of any Earnout Shares owed hereunder, Capital shall be under no further obligation to maintain separate books of account for the Franchise Division.

(e)	Upon receipt of such Earnout Statement, Parent shall be entitled to object to the calculation of Franchise EBITDA by delivery to Capital of a notice of objections thereto (a “Notice of Objection”), in reasonable detail describing the nature of the disagreement asserted. If Parent fails to deliver a Notice of Objection to Capital within twenty (20) days following receipt of the Earnout Statement, the determination of Franchise EBITDA by Capital as set forth in the Earnout Statement shall be final and binding on the parties hereto. If Parent and Capital are unable to reconcile their differences in writing within twenty (20) days after a Notice of Objection is delivered by Parent, independent accountants shall be selected by Parent and Capital (“Independent Accountants”) and the items in dispute shall be submitted to the Independent Accountants within ten (10) days thereafter. The determination of Independent Accountants shall be set forth in writing and shall be conclusive and binding upon the parties, and the fees, costs and expenses of such Independent Accountants shall be paid by the non-prevailing party. The Independent Accountants shall consider only the items in dispute and shall be instructed to act within thirty (30) days (or such longer period as Parent and Capital may agree) to resolve all items in dispute. If Parent in its discretion gives written notification of its acceptance of an Earnout Statement prior to the end of such 30-day period, such Earnout Statement shall thereupon become binding, final and conclusive upon all the parties hereto.

(f)	In the event there is a Capital Change in Control prior to December 31, 2008, then and in such event, all of the Earnout Shares (less any Earnout Shares that have been paid previously) shall be paid to the Parent as Merger Consideration irrespective of whether any of the earnout thresholds in subparts (i) through (iv) of Section 1.4(b) above are achieved.

(g)	In the event there is a Franchise Change in Control prior to December 31, 2008, then and in such event, all of the Earnout Shares (less any Earnout Shares that have been paid previously) shall be paid to the Parent as Merger Consideration irrespective of whether any of the earnout thresholds in subparts (i) through (iv) of Section 1.4(b) above are achieved.

1.5.	Effect on Stock. Upon the terms and conditions of this Agreement, at the Effective Time, as a result of the Merger and this Agreement and without the need for any further action on the part of Capital, the Company or any of their respective stockholders, the following shall occur:

(a)	Conversion of Company Stock. The shares of the issued and outstanding common stock of the Company (“Company Stock”) immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to the terms and conditions of this Agreement, the Closing Payment. Until properly delivered to Capital or the Surviving Corporation pursuant to Section 1.9, the certificate(s) evidencing shares of common stock of the Company (each, a “Certificate”) shall be deemed for all purposes to evidence only the right to receive the Closing Payment, or if there is more than one Certificate evidencing the Company Stock, then a pro rata portion of the Closing Payment determined by taking the number of shares of Company Stock reflected by any such Certificate divided by the aggregate number of shares of Company Stock and multiplying such quotient by the Closing Payment.

(b)	Conversion of Capital Stock. Each share of the issued and outstanding common stock of Capital immediately prior to the Effective Time shall be automatically converted into shares of the duly authorized, validly issued, fully paid and non-assessable authorized common stock of the Surviving Corporation. Each stock certificate evidencing the common stock of Capital shall evidence ownership of such shares of common stock of the Surviving Corporation.

1.6.	Exemptions from Registration; Restrictions on Resale. The parties intend that the Capital Stock constituting the Closing Payment to be issued by Capital to Parent, and the Company Stock transferred to Capital by Parent in the Merger, shall be exempt from the registration requirements of the Securities Act pursuant to Regulation D of the Securities Act and the rules and regulations promulgated thereunder and from the applicable state securities laws and regulations. Neither the Company Stock nor the Capital Stock will be registered under the Securities Act, or the securities laws of any state, and such shares cannot be transferred, hypothecated, sold or otherwise disposed of until: (i) a registration statement with respect to such securities is declared effective under the Securities Act, or (ii) an opinion of counsel, reasonably satisfactory to counsel for the affected party, that an exemption from the registration requirements of the Securities Act is available.

1.7.	Organizational Documents. As of the Effective Time, the Articles of Incorporation of Capital, as in effect immediately prior to the Effective Time, shall become the Articles of Incorporation of the Surviving Corporation, and the Bylaws of Capital, as in effect immediately prior to the Effective Time, shall become the Bylaws of the Surviving Corporation.

1.8.	Officers and Directors. As of the Effective Time, the officers and directors of Capital (except as provided in Section 1.8 of the Disclosure Schedule) shall serve as such for the Surviving Corporation until the expiration of their term of office or their earlier death, resignation or removal.

1.9.	Exchange of Certificates. Upon surrender of a Certificate for cancellation, together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Capital, the holder of such Certificate shall be entitled to receive in exchange therefor an amount to which such holder is entitled pursuant to Section 1.5(a) and the Certificate so surrendered shall be canceled.

1.10.	No Fractional Shares. No certificates or scrip representing fractional shares of Capital Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Surviving Corporation.

1.11.	Market Stand-off Agreement. Parent hereby agrees that it will not, without the prior written consent of Capital, during the period commencing on the Effective Time and for a period of one hundred eighty (180) days thereafter (“Lockup Period”) (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Capital Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for the Capital Stock received hereunder or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Capital Stock or other securities, in cash, or otherwise. Notwithstanding the foregoing, the Parent shall be permitted to pledge shares of the Capital Stock so long as its lender which takes a security interest in such shares of Capital Stock agrees to be bound by the terms and conditions of this paragraph.

The Company agrees that during the Lockup Period it will, at its sole cost and expense, file the appropriate registration statement under the Securities Act of 1933 covering all of the Capital Stock received hereunder to be registered with the Securities and Exchange Commission.

1.12.	Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the directors and officers of Capital are fully authorized in the name of the Company or Capital or otherwise to take, and shall take, all such lawful and necessary action.

2.	REPRESENTATIONS AND WARRANTIES OF PARENT AND COMPANY

Parent and the Company, jointly and severally, make the following representations and warranties to Capital, subject to the exceptions set forth in the disclosure schedule attached hereto (the “Disclosure Schedule”).

2.1.	Corporate.

(a)	Organization. Each of Parent and the Company, and each of their respective Subsidiaries, is duly organized, validly existing and in good standing under the laws of the state of its organization.

(b)	Corporate Power. Each of the Company and its Subsidiaries has all requisite power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. Each of Parent and the Company has all requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto, to perform its obligations hereunder, and to carry out the transactions contemplated hereby and thereby.

(c)	Qualification. The Company and each of its Subsidiaries is duly licensed or qualified to do business as a foreign company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have a Company Material Adverse Effect and would not materially delay the Closing or materially and adversely affect the ability of the parties to consummate the transactions contemplated hereby or continue the ordinary course business operations of any such entity following Closing.

(d)	Ownership. Parent is the owner, beneficially and of record, of all of the issued and outstanding shares of common stock of the Company. The Company is the owner, beneficially or of record, of all of the issued and outstanding shares of common stock or equity interest of the following entities: Brooke Agency, Inc., The American Heritage, Inc., The American Agency, Inc., Brooke Life and Health, Inc, First Brooke Insurance and Financial Services, Inc., and Brooke Funeral Services, LLC (each a “Company Subsidiary” and collectively the “Company Subsidiaries”). The Company does not own any Subsidiaries other than the Company Subsidiaries.

2.2.	Authority. The execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by Parent and the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary parties. No other or further act or proceeding on the part of Parent or the Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Parent or the Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Parent and the Company pursuant hereto will constitute, legal, valid and binding agreements of Parent and the Company, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

2.3.

Capitalization. The authorized capital stock of the Company consists of 3,000 shares of common stock, par value $10.00 per share, of which 900 shares are issued and outstanding and all of which are owned by the Parent. All of the outstanding shares of common stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. All of the outstanding shares of common stock or other equity ownership interests of each of the Company Subsidiaries have been duly authorized and are validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. There are no outstanding subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating the Company or any Company Subsidiary to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in the Company or any Company Subsidiary.

2.4.	No Violation.

(a)	Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Parent and the Company pursuant hereto, nor the consummation by Parent and the Company of the transactions contemplated hereby and thereby (a) will violate any applicable Laws, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Person or any Governmental Authority, except for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities and “blue sky” Laws, and the rules and regulations thereunder, or (c) subject to obtaining the consents referred to in Section 2.4 of the Disclosure Schedule, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of the Company under, any term or provision of the Organizational Documents of Parent or the Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Parent or the Company is a party or by which Parent or the Company or any of its assets or properties may be bound or affected, except, in the case of clause (c), for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b)	The impact of the transactions contemplated in this Agreement, including without limitation, the Merger and payment of the Parent Receivable and the Parent Dividend, will not result in Company’s or any Company Subsidiary’s inability to operate its business after Closing in a manner consistent with such Company or Company Subsidiary’s respective past practice and ordinary course of business.

2.5.	Financial Statements.

(a) The Company has previously made available to Capital true and complete copies of the combined financial statements of the Company consisting of (i) balance sheets of the Company as of December 31, 2004, 2005, and 2006, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of independent auditors for the Company for such years, and (ii) an unaudited combined balance sheet of the Company as of June 30, 2007 (the “Recent Company Balance Sheet”), and the related unaudited statements of income for the period then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of the Company, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of the Company as of the dates and for the years and periods indicated. The books of account and other financial records of the Company are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies.

(b) As of the Closing Date, Parent will deliver to Capital an unaudited combined balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”), that will be true, complete and accurate, has been prepared in accordance with GAAP (except for the absence of footnote disclosures) applied on a consistent basis, has been prepared in accordance with the books and records of the Company, and fairly presents, in accordance with GAAP, the assets, liabilities and financial position, the results of operations of the Company as of the date and for the period indicated, and that reflects Net Working Capital of the Company as of the Closing Date, of no less than $22,800,000.

(c) Attached to Section 2.5(c) of the Disclosure Schedule is a pro forma balance sheet of the Company as of the anticipated Closing Date (i.e., September 30, 2007).

2.6.

Absence of Undisclosed Liabilities or Encumbrances. Except as and to the extent specifically disclosed in Section 2.6 of the Disclosure Schedule or in the Recent Company Balance Sheet, neither the Company nor any Company Subsidiary (a) has any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Company Balance Sheet in the ordinary course of its or their respective businesses and consistent with its respective past practice and none of which has or will have, individually or in the aggregate, a Company Material Adverse Effect, (b) has assets subject to any Encumbrance other than (i) Encumbrances shown on the Recent Company Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) Encumbrances incurred in connection with the purchase of property or assets after the date of the Recent Company Balance Sheet (such Encumbrances being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (iii) Encumbrances for current taxes not yet due, and (iv) with respect to any real property, (A) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of Company or any Company Subsidiary, and (B) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto. Except as and to the extent specifically disclosed in the Recent Company Balance Sheet, neither Parent nor the Company has Knowledge of any basis for the assertion against the Company or any Company Subsidiary of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Company’s or applicable Company Subsidiary’s respective business and consistent with its past practice.

2.7.	Tax Matters.

(a)	Provision For Taxes. The provision made for Taxes on the Recent Company Balance Sheet is sufficient for the payment of all Taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Company Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Company Balance Sheet, neither the Company nor any Company Subsidiary has incurred any Taxes other than Taxes incurred in the ordinary course of its business consistent in type and amount with past practices of the Company or Company Subsidiary, as applicable.

(b)	Tax Returns Filed. All Tax Returns required to be filed by or on behalf of the Company, any Company Subsidiary or the Affiliated Group for each period for which the Company or Company Subsidiary was a member of the Affiliated Group, have been timely filed and when filed were true and correct in all material respects, and the Taxes due thereon were paid or are adequately accrued. Each of the Company and each Company Subsidiary has duly withheld and paid all Taxes that it is required to withhold and pay relating to salaries and other compensation heretofore paid to its employees.

(c)	Tax Audits. No Tax Returns of the Company, any Company Subsidiary or the Affiliated Group for each period for which the Company or any Company Subsidiary was a member of the Affiliated Group, have been audited by the Internal Revenue Service or any other Governmental Authority, and the Company, any Company Subsidiary or the Affiliated Group, as applicable, has not received from the Internal Revenue Service or any other Governmental Authority any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any Tax Return filed by the Company, any Company Subsidiary or the Affiliated Group, as applicable, except where such deficiency, individually or in the aggregate, would not reasonably be expected to have a Company Adverse Effect. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of the Company, any Company Subsidiary or the Affiliated Group.

(d)	Consolidated Group. Neither the Company nor any Company Subsidiary has any Liability for Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Laws) other than other members of the Affiliated Group.

(e)	Other. Except as set forth in Section 2.7(e) of the Disclosure Schedule, the Company has not (i) applied for any tax ruling, (ii) filed an election under Section 338(g) or

Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (iv) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (v) except for the current tax sharing agreement between Parent and the Company (a copy of which is attached to Section 2.7(e) of the Disclosure Schedule), been a party to any tax allocation or tax sharing agreement.

2.8.	No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person, engaged by or acting on behalf of Parent or any of its Affiliates, or the Company or any of its Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein.

2.9.	Disclosure. No representation or warranty by Parent or the Company in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Parent or the Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Parent and/or the Company shall be deemed representations and warranties by Parent and Company under this Article 2. Without limiting the foregoing, the Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in any report, registration statement or definitive Information Statement to be filed by Capital with the Securities and Exchange Commission (the “SEC”) will not, as of the date provided to Capital, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading. With respect to documents filed or to be filed with the SEC:

(a)	Each of Parent and Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2004, pursuant to Sections 13(a), 14 (a) and 15(d) of the Exchange Act (the “SEC Documents”).

(b)

As of its respective filing date, each SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any and all financial statements included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent, Company and its and their consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.10.	Purchase for Own Account. The Capital Stock is being acquired by Parent for its own account and with no intention of distributing or reselling such shares or any part thereof in a transaction that would be in violation of the securities laws of the United States or any state, without prejudice. Parent is an “accredited investor” within the meaning of the Securities Act. Parent acknowledges that Capital has afforded Parent’s representatives and Parent’s advisors the opportunity to discuss an investment in Capital and ask questions of representatives of Capital concerning the terms and conditions of the acquisition of the Capital Stock and such representatives have provided answers to all such questions. Parent and its advisors have examined or have had the opportunity to examine this Agreement and all information that Parent or any advisor deems to be material to an understanding of Capital, the proposed business of Capital, and the acquisition of the Capital Stock. The nature and amount of the investment is suitable for Parent and consistent with its overall investment program and financial condition. Parent has carefully evaluated the merits and risks of an investment in Capital and has evaluated Parent’s financial resources and investment position, and Parent has decided that it is able to bear the economic risks of acquiring the Capital Stock. Parent agrees to the imprinting of an appropriate restrictive legend on all certificates representing the Capital Stock which legend shall be promptly removed upon effectiveness of the Registration Statement as contemplated by Section 5.5.

2.11.	Absence of Certain Changes. Except as and to the extent set forth in Section 2.11 of the Disclosure Schedule, there has not been:

(a)	Any Company Material Adverse Effect;

(b)	Any loss, damage or destruction, whether covered by insurance or not, affecting the Company’s business or properties;

(c)	Any increase in the compensation, salaries or wages payable or to become payable to any executive employee of the Company (except as and to the extent set forth in, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued to such executive, except for such increases, bonuses or benefits that are part of a regularly scheduled or previously negotiated increase, bonus or benefit;

(d)	Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of the Company;

(e)	Except for the Merger and related transactions contemplated by this Agreement, any commitment or transaction by the Company (including, without limitation, any borrowing or capital expenditure or change in or modification of the Parent Receivable or amount thereof) other than in the ordinary course of business consistent with past practice;

(f)	Except as contemplated by this Agreement, (i) any declaration, setting aside, or payment of any dividend or any other distribution in respect of the Company’s capital stock; (ii) any redemption, purchase or other acquisition by the Company of any capital stock of the Company, or any security relating thereto; or (iii) any other payment to any stockholder of the Company;

(g)	Any sale, lease or other transfer or disposition of any properties or assets of the Company, except for sales in the ordinary course of business;

(h)	Any indebtedness for borrowed money incurred, assumed or guaranteed by the Company other than in the ordinary course of business consistent with past practice and in no event shall Company indebtedness exceed $38,000,000; provided, however that such Company indebtedness may exceed $38,000,000 (but may not exceed $48,000,000) in the event such $10,000,000 excess indebtedness is used for acquisitions by the Company and such acquisitions are approved by Capital;

(i)	Any Encumbrance (other than Permitted Encumbrances) made on any of the properties or assets of the Company other than in the ordinary course of business consistent with past practice;

(j)	Any entering into, amendment or termination by the Company of any Material Contract, or any waiver of material rights there under, other than in the ordinary course of business consistent with past practice;

(k)	Except for the Parent Receivable, any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any Person including, but not limited to, any officer, director or employee of the Company or any of its Affiliates;

(l)	Any grant of credit to any customer on terms or in amounts materially more favorable than those which have been extended to such customer in the past, any other material change in the terms of any credit heretofore extended, or any other material change of the Company’s policies or practices with respect to the granting of credit; or

(m)	Except for the Merger and related transactions contemplated by this Agreement, to the Parent and Company’s Knowledge, any other event or condition not in the ordinary course of business of the Company or any Company Subsidiary.

2.12.	No Litigation; Administrative Actions.

(a)	Except as set forth in Section 2.12 of the Disclosure Schedule, there is no litigation pending or, to Parent and Company’s Knowledge, threatened against the Company, any Company Subsidiary, or any Company or Company Subsidiary director (in such capacity), business or any of its or their assets which, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no proceeding currently pending or to Parent and Company’s Knowledge, any action threatened (including, without limitation, action to revoke any licenses or authorizations issued) by any entity regulating the sale of insurance in any state in which the Company or any Company Subsidiary is licensed or elsewhere. Furthermore, neither Parent nor Company has actual knowledge of the existence of any facts that may constitute the grounds for the suspension or revocation of any licenses or authorizations of Company or any Company Subsidiary issued by any entity regulating the sale of insurance.

(b)	There are no administrative orders or supervisory actions by state or federal regulatory authorities now in force or pending as of the date hereof which affect the Company or any Company Subsidiary. The Company and each Company Subsidiary has duly filed on a timely basis with the appropriate governmental agencies all reports which are or were due or are required to be filed by the Company or any Company Subsidiary with respect to all periods of time, and all interest, penalties, and charges due or to become due for all periods of time prior to closing have been paid in full or have been accrued for. There are no ongoing or pending complaints, examinations or investigations of Company or any Company Subsidiary by any regulatory authority.

2.13.	Compliance With Laws.

(a)	Compliance. To the Company’s Knowledge, the Company is in compliance with all applicable Laws, including, without limitation, those applicable to discrimination in employment, trade practices, competition and pricing, zoning, building and sanitation, employment, retirement and labor relations, and Environmental Laws except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws except where such violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All material reports and returns required to be filed by the Company with any Governmental Authority have been filed, and were accurate and complete in all material respects when filed, except where the failure to file or be accurate and complete in all material respects has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)

Licenses and Permits. To the Company’s Knowledge, the Company has all licenses, permits, approvals, authorizations and consents of all Governmental Authorities and all certification required for the conduct of the business (as presently conducted and as proposed to be conducted), except where the failure to have such licenses, permits, approvals, authorizations and consents has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the

Company’s Knowledge, the Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)	Environmental Matters. The applicable Laws relating to pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (“Waste”) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act (“CERCLA”), as amended, and their state and local counterparts are herein collectively referred to as the “Environmental Laws”. To the Company’s Knowledge, the Company is in compliance in all material respects with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder.

2.14.	Title to and Condition of Properties.

(a)	Tangible Property. The Company has good and marketable title to, or a valid leasehold interest in, all equipment, furniture and other tangible assets used in the ordinary course of its business and operations, free and clear of any Encumbrances other than Permitted Encumbrances. All of the assets, owned or leased by the Company are in good working order, ordinary wear and tear excepted, and suitable for the purposes for which they are being used.

(b)	Real Property. Section 2.14(b) of the Disclosure Schedule sets forth all real property used or occupied by the Company, including a description of all land.

(c)	Insurance. The Company has supplied to Capital a true, correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring the Company and of all life insurance policies maintained for any officers or employees of the Company, specifying the type of coverage, the amount of coverage, the premium, the deductible, the insurer and the expiration date of each such policy (collectively, the “Company Insurance Policies”). True, correct and complete copies of all of the Company Insurance Policies have been made available by the Company to Capital. The Company Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for businesses similar to the business of the Company. All premiums due on the Company Insurance Policies or renewals thereof have been paid and there is no default under any of the Company Insurance Policies.

2.15.	Contracts and Commitments.

(a)	Real Property Leases. Except as set forth in Section 2.15(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any lease of real property.

(b)	Personal Property Leases. Except as set forth in Section 2.15(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any lease of personal property.

(c)	Sales Commitments. Except as set forth in Section 2.15(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has sales contracts or commitments to customers except those made in the ordinary course of business, at arm’s length, and no such contracts or commitments are for a sales price which would result in a loss to the Company or Company Subsidiary, as applicable, that is not reflected on Section 2.15(c) of the Disclosure Schedule.

(d)	Contracts for Services. Except as set forth in Section 2.15(d) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any agreement, understanding, contract or commitment (written or oral) with any stockholder, officer, employee, agent, consultant that is not cancelable by the Company or Company Subsidiary on notice of not longer than 30 days without Liability, penalty or premium of any nature or kind whatsoever.

(e)	Powers of Attorney. Except as set forth in Section 2.15(e) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has given any power of attorney, which is currently in effect, to any Person for any purpose whatsoever.

(f)	Collective Bargaining Agreements. Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

(g)	Loan Agreements. Except as set forth in Section 2.15(g) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

(h)	Guarantees. Except as set forth in Section 2.15(h) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has guaranteed the payment or performance of any Person, agreed to indemnify any Person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person.

(i)	Contracts Subject to Renegotiation. Neither the Company nor any Company Subsidiary is a party to any contract with any Governmental Authority which is subject to renegotiation.

(j)	Other Material Contracts. Neither the Company nor any Company Subsidiary has any lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $250,000, or which is otherwise individually material to the operations of the Company or Company Subsidiary, as applicable, except as set forth in Section 2.15(j) of the Disclosure Schedule, or except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(k)	No Default. To the Company’s Knowledge, neither the Company nor any Company Subsidiary is in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of the Company’s or any Company Subsidiary’s obligations or result in the creation of any Encumbrance on any of the assets owned, used or occupied by the Company or any Company Subsidiary other than defaults which, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no third party is in default under any lease, contract or commitment to which the Company or any Company Subsidiary is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof, other than defaults which, have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.16.	Labor Matters. Neither the Company nor any Company Subsidiary has experienced any labor disputes or any work stoppage due to labor disagreements with employees of the Company or any Company Subsidiary. Except to the extent set forth in Section 2.16 of the Disclosure Schedule, to the Company’s Knowledge, (a) the Company and each Company Subsidiary is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting the Company or any Company Subsidiary; (d) no question concerning representation has been raised or is threatened respecting the employees of the Company or any Company Subsidiary; (e) no grievance which might have a Company Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefore exists; and (f) there are no administrative charges or court complaints against the Company or any Company Subsidiary concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority.

2.17.	Employee Benefit Plans.

(a)

Disclosure. The Company has supplied to Capital a complete list of all (i) incentive, bonus, commission, or deferred compensation or severance or termination pay plans, agreements or arrangements for the benefit of employees employed in the Company,

(ii) pension, profit-sharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement and all other employee benefit plans, agreements or arrangements, including but not limited to any “employee benefit plan” (as defined in Section 3(3) of ERISA), for the benefit of employees employed by the Company, or (iii) fringe benefit plans, agreements and arrangements for the benefit of employees employed by the Company (the items referred to in (i), (ii) and (iii) above are hereinafter referred to collectively as the “Plans”).

(b)	Operation. Each of the Plans set forth in Section 2.17(a) that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), or an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), has been operated in compliance with its written terms and the applicable provisions of ERISA and the Code, except where the failure to operate in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent applicable, the Company has heretofore made available to Capital complete copies of (i) each Plan, including all amendments thereto, and its related trust agreement, if any, and summary plan description, if any, and (ii) each collective bargaining agreement relating to each Plan.

(c)	Changes. Except as set forth in Section 2.17(c) of the Disclosure Schedule, to the Company’s Knowledge there are no agreed upon future increases of benefit levels for employees employed by the Company, and no increases in benefits have been committed to by the Company for the benefit of employees employed by the Company, except for increases that are part of regularly scheduled or previously negotiated increases. With respect to each Plan, full payment has been made of all amounts that the Company is required to have paid as contributions to such Plan under its terms or under the terms of any applicable collective bargaining agreement or ERISA.

(d)	Claims. There are no pending or, to the Company’s Knowledge, threatened claims against any of the Plans or related trusts other than routine claims by participants and beneficiaries for benefits due and owing under such Plans.

2.18.	Intellectual Property. The Company owns or has the right to use, whether through licensing or otherwise, all Intellectual Property significant to the businesses of the Company in substantially the same manner as such businesses are conducted on the date hereof.

3.	REPRESENTATIONS AND WARRANTIES OF CAPITAL

Capital makes the following representations and warranties to Parent and the Company, subject to the exceptions set forth in the Disclosure Schedule. Representations and warranties by Capital shall be deemed to be representations and warranties with respect to Capital and its Subsidiaries, unless the context otherwise requires.

3.1.	Corporate.

(a)	Organization. Capital and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the state of its organization.

(b)	Corporate Power. Capital and each of its Subsidiaries has all requisite power and authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted. Capital has all requisite corporate power and authority to enter into this Agreement and the other documents and instruments to be executed and delivered by it pursuant hereto, to perform its obligations hereunder, and to carry out the transactions contemplated hereby and thereby.

(c)	Qualification. Capital and each of its Subsidiaries is duly licensed or qualified to do business as a foreign company, and is in good standing, in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have an Capital Material Adverse Effect and would not materially delay the Closing or materially and adversely affect the ability of the parties to consummate the transactions contemplated hereby.

(d)	Subsidiaries. Capital owns, directly or indirectly, the Subsidiaries set forth in the Capital Reports. Each Subsidiary set forth in the Capital Reports is individually referred to herein as a “Capital Subsidiary” and all Capital-owned Subsidiaries set forth in the Capital Reports are collectively referred to herein as the “Capital Subsidiaries.”

(e)	Capital Stock. Upon issuance and delivery of Capital Stock pursuant to this Agreement, Capital Stock will be duly authorized and validly issued, fully paid and non-assessable.

3.2.	Authority. Subject to the Capital Stockholder Approval, the execution, delivery and performance of this Agreement and the other documents and instruments to be executed and delivered by Capital pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary parties. Except for the Capital Stockholder Approval, no other or further act or proceeding on the part of Capital is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Capital pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Capital pursuant hereto will constitute, legal, valid and binding agreements of Capital, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.3.

Capitalization. The authorized capital stock of Capital consists of 25,000,000 shares of common stock, par value $0.01 per share, and 1,550,000 shares of preferred stock, par value $5.00 per share. As of the date of this Agreement, there are (i) 3,085,817 shares of Capital common stock issued and outstanding and (ii) no shares of Capital preferred stock issued and outstanding. All of the outstanding shares of common stock of Capital have been duly authorized and are validly issued, fully paid and nonassessable and were issued in compliance with all applicable Laws. Except as described in the Capital Reports, there are no outstanding subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating Capital to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in Capital.

3.4.	No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Capital pursuant hereto, nor the consummation by Capital of the transactions contemplated hereby and thereby (a) will violate any applicable Laws, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Person or any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities and “blue sky” Laws, and the rules and regulations thereunder, or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Encumbrance upon any of the assets of Capital under, any term or provision of the Organizational Documents of Capital or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Capital is a party or by which Capital or any of its assets or properties may be bound or affected, except, in the case of clause (c), for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have an Capital Material Adverse Effect.

3.5.	Reports. Capital has previously made available to the Parent and the Company a true, correct and complete copy of each (a) final registration statements, prospectus, report, schedule and definitive proxy or information statement filed since December 31, 2006 by Capital with the SEC pursuant to the Securities Act or the Exchange Act (collectively, the “Capital Reports”), (b) written communication between Capital and the SEC since December 31, 2006, and (c) communication mailed by Capital to its stockholders since December 31, 2006, and no such registration statement, prospectus, report, schedule, proxy or information statement or communication as of its date of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Since December 31, 2006, Capital has timely filed all Capital Reports and other documents required to be filed by it under the Securities Act and the Exchange Act, and, as of their respective dates, all Capital Reports complied in all material respects with the published rules and regulations of the SEC with respect thereto, including rules and regulations relating to the filing of exhibits thereto. No executive officer of Capital has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 and no enforcement action has been initiated against Capital by the SEC relating to disclosures contained in any Capital Report.

3.6.

Financial Statements. Capital has previously made available to Parent and the Company true and complete copies of the combined financial statements of Capital consisting of (a) balance sheet of Capital as of December 31, 2004, 2005 and 2006, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinion of independent auditors for Capital for such year, and (b) an unaudited combined balance sheet of Capital as of June 30, 2007 (the “Recent Capital Balance Sheet”), and the related unaudited statements of income for the period then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) are true, complete and accurate, have been prepared in accordance with GAAP (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Capital, and fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of Capital as of the dates and for the years and periods indicated. The books of account and other financial records of Capital are in all material respects complete and correct and do not contain or reflect any material inaccuracies or discrepancies.

3.7.	Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Capital Balance Sheet, Capital (together with the Capital Subsidiaries) does not have any Liabilities other than commercial liabilities and obligations incurred since the date of the Recent Capital Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have an Capital Material Adverse Effect. Except as and to the extent specifically disclosed in the Recent Capital Balance Sheet, Capital has no Knowledge of any basis for the assertion against Capital (together with the Capital Subsidiaries) of any Liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of Capital’s business and consistent with past practice.

3.8.	Tax Matters.

(a)	Provision For Taxes. The provision made for Taxes on the Recent Capital Balance Sheet is sufficient for the payment of all Taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Capital Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Capital Balance Sheet, Capital has not incurred any Taxes other than Taxes incurred in the ordinary course of business consistent in type and amount with past practices of Capital.

(b)	Tax Returns Filed. All Tax Returns required to be filed by or on behalf of Capital, or the Affiliated Group for each period for which Capital was a member of the Affiliated Group, have been timely filed and when filed were true and correct in all material respects, and the Taxes due thereon were paid or adequately accrued. Capital has duly withheld and paid all Taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Capital.

(c)

Tax Audits. No Tax Returns of Capital, or the Affiliated Group for each period for which Capital was a member of the Affiliated Group, have been audited by the Internal Revenue Service or any other Governmental Authority, and Capital or the Affiliated Group, as applicable, has not received from the Internal Revenue Service or any other governmental

Authority any notice of underpayment of Taxes or other deficiency which has not been paid nor any objection to any Tax Return filed by Capital or the Affiliated Group, as applicable, except where any such deficiency, individually or in the aggregate, would not reasonably be expected to have a Capital Material Adverse Effect. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Return of Capital or the Affiliated Group.

(d)	Consolidated Group. Capital has no Liability for Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Laws) other than other members of the Affiliated Group.

(e)	Other. Except as set forth in Section 3.8.(e) of the Disclosure Schedule, Capital has not (i) applied for any tax ruling, (ii) entered into a closing agreement with any taxing authority, (iii) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (iv) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (v) been a party to any tax allocation or tax sharing agreement.

3.9.	No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person, engaged by or acting on behalf of Capital or any of its Affiliates, in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein.

3.10.	Disclosure. No representation or warranty by Capital in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Capital pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. Without limiting the foregoing, Capital represents and warrants that the information relating to Capital supplied by it for inclusion in any report, registration statement or definitive Information Statement to be filed with the SEC will not, as of the date provided, contain any statement which is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

3.11.

Company Stock for Capital’s Own Account. The Company Stock is being transferred to Capital for its own account and with no intention of distributing or reselling such shares or any part thereof in a transaction that would be in violation of the securities laws of the United States or any state, without prejudice. Capital is an “accredited investor” within the meaning of the Securities Act. Capital acknowledges that Parent and Company have afforded Capital’s representatives and advisors the opportunity to discuss an investment in Company and ask questions of representatives of Company concerning the terms and conditions of the purchase of the Company Stock and such representatives have provided answers to all such questions. Capital and its advisors have examined or have had the opportunity to examine this Agreement and all information that Capital or any advisor deems to be material to an understanding of Company, the proposed business of Company, and the transfer of the Company Stock. The nature and amount of the investment is suitable for Capital and consistent with its overall investment program and financial condition. Capital has carefully evaluated the merits and risks of an investment in the Company and has evaluated Company’s financial resources and investment position, and Capital has decided that it is able to bear the economic risks of purchasing the Company Stock. Capital agrees to the imprinting of an appropriate restrictive legend on all certificates representing the Company Stock.

3.12.	Continuity of Business Enterprise. It is the present intention of Capital to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, in each case with the meaning of Treasury Regulation 1.368-1(d).

3.13.	Absence of Certain Changes. Except (i) as contemplated by this Agreement and (ii) as and to the extent discussed in any Capital Report filed with the SEC prior to the date of this Agreement, since December 31, 2006 there has not been:

(a)	Any Capital Material Adverse Effect;

(b)	Any loss, damage or destruction, whether covered by insurance or not, affecting Capital’s business or properties;

(c)	Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Capital (except as and to the extent set forth in, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued, except for such increases, bonuses or benefits that are part of a regularly scheduled or previously negotiated increase, bonus or benefit;

(d)	Any labor dispute or disturbance, other than routine individual grievances which are not material to the business, financial condition or results of operations of Capital;

(e)	Any commitment or transaction by Capital (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business consistent with past practice;

(f)	Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Capital’s capital stock; any redemption, purchase or other acquisition by Capital of any capital stock of Capital, or any security relating thereto; or any other payment to any stockholder of Capital;

(g)	Any sale, lease or other transfer or disposition of any properties or assets of Capital, except for sales in the ordinary course of business;

(h)	Any indebtedness for borrowed money incurred, assumed or guaranteed by Capital;

(i)	Any Encumbrance made on any of the properties or assets of Capital;

(j)	Any entering into, amendment or termination by Material Capital of any contract, or any waiver of material rights there under, other than in the ordinary course of business consistent with past practice;

(k)	Any loan or advance (other than advances to employees in the ordinary course of business for travel and entertainment in accordance with past practice) to any Person including, but not limited to, any officer, director or employee of Capital or any of its Affiliates;

(l)	Any grant of credit to any customer on terms or in amounts materially more favorable than those which have been extended to such customer in the past, any other material change in the terms of any credit heretofore extended, or any other material change of Capital’s policies or practices with respect to the granting of credit; or

(m)	To Capital’s Knowledge, any other event or condition not in the ordinary course of business of Capital.

3.14.	No Litigation. To Capital’s Knowledge, there is no litigation pending or threatened against Capital, its directors (in such capacity), its business or any of its assets as to which there is reasonable possibility of adverse determination and which, if adversely determined, would, individually or in the aggregate, reasonable be expected to have an Capital Material Adverse Effect.

3.15.	Compliance With Laws.

(a)	Compliance. To Capital’s Knowledge, Capital is in compliance with all applicable Laws, including, without limitation, those applicable to discrimination in employment, trade practices, competition and pricing, zoning, building and sanitation, employment, retirement and labor relations, and Environmental Laws except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, an Capital Material Adverse Effect. Capital has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws except where such violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Capital Material Adverse Effect. All material reports and returns required to be filed by Capital with any Governmental Authority have been filed, and were accurate and complete in all material reports when filed.

(b)	Licenses and Permits. To Capital’s Knowledge, Capital has all licenses, permits, approvals, authorizations and consents of all Governmental Authorities and all certification required for the conduct of the business (as presently conducted and as proposed to be conducted), except where the failure to have such licenses, permits approvals, authorizations and consents has not had and would not reasonably be expected to have, individually or in the aggregate, an Capital Material Adverse Effect. To Capital’s Knowledge, Capital (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents except where the failure to comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Capital Material Adverse Effect.

3.16.	Title to and Condition of Properties.

(a)	Tangible Property. Capital has good and marketable title to, or a valid leasehold interest in, all equipment, furniture and other tangible assets used in the ordinary course of its business and operations, free and clear of any Encumbrances other than Permitted Encumbrances. All of the assets, owned or leased by Capital are in good working order, ordinary wear and tear excepted, and suitable for the purposes for which they are being used.

(b)	Real Property. Section 3.16(b) of the Disclosure Schedule sets forth all real property used or occupied by Capital, including a description of all land.

(c)	Insurance. Capital has supplied to Company a true, correct and complete list of all fire, theft, casualty, general liability, workers’ compensation, business interruption, environmental impairment, product liability, automobile and other insurance policies insuring Capital and of all life insurance policies maintained for any officers or employees of Capital, specifying the type of coverage, the amount of coverage, the premium, the deductible, the insurer and the expiration date of each such policy (collectively, the “Capital Insurance Policies”). True, correct and complete copies of all of the Capital Insurance Policies have been made available by Capital to Parent and the Company. The Capital Insurance Policies are in full force and effect and are in amounts and of a nature which are adequate and customary for businesses similar to the business of Capital. All premiums due on the Capital Insurance Policies or renewals thereof have been paid and there is no default under any of the Capital Insurance Policies.

3.17.	Contracts and Commitments.

(a)	Real Property Leases. Except as set forth in Section 3.17(a) of the Disclosure Schedule, Capital has no leases of real property.

(b)	Personal Property Leases. Except as set forth in Section 3.17(b) of the Disclosure Schedule, Capital has no leases of personal property.

(c)	Contracts for Services. Capital has no agreement, understanding, contract or commitment (written or oral) with any stockholder, officer, employee, agent, or consultant that is not cancelable by Capital on notice of not longer than 30 days without Liability, penalty or premium of any nature or kind whatsoever.

(d)	Powers of Attorney. Capital has not given any power of attorney, which is currently in effect, to any Person for any purpose whatsoever.

(e)	Collective Bargaining Agreements. Capital is not a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

(f)	Loan Agreements. Except as set forth in Section 3.17(f) of the Disclosure Schedule, Capital is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

(g)	Guarantees. Except as set forth in Section 3.17(g) of the Disclosure Schedule, Capital has not guaranteed the payment or performance of any Person, agreed to indemnify any Person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any Person.

(h)	Contracts Subject to Renegotiation. Capital is not a party to any contract with any Governmental Authority which is subject to renegotiation.

(i)	Other Material Contracts. Capital has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess of $250,000, or which is otherwise individually material to the operations of Capital.

(j)	No Default. To Capital’s Knowledge, Capital is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Capital’s obligations or result in the creation of any Encumbrance on any of the assets owned, used or occupied by Capital. To Capital’s Knowledge, no third party is in default under any lease, contract or commitment to which Capital is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

3.18.	Labor Matters. Capital has not experienced any labor disputes or any work stoppage due to labor disagreements with employees of Capital. Except to the extent set forth in Section 3.18 of the Disclosure Schedule, to Capital’s Knowledge, (a) Capital is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Capital pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Capital; (d) no question concerning representation has been raised or is threatened respecting the employees of Capital; (e) no grievance which might have a Capital Material Adverse Effect, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefore exists; and (f) there are no administrative charges or court complaints against Capital concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority.

3.19.	Employee Benefit Plans.

(a)	Disclosure. Capital has supplied to Parent a complete list of all (i) incentive, bonus, commission, or deferred compensation or severance or termination pay plans, agreements or arrangements for the benefit of employees employed in Capital, (ii) pension, profit-sharing, stock purchase, stock option, group life insurance, hospitalization insurance, disability, retirement and all other employee benefit plans, agreements or arrangements, including but not limited to any “employee benefit plan” (as defined in Section 3(3) of ERISA), for the benefit of employees employed by Capital, or (iii) fringe benefit plans, agreements and arrangements for the benefit of employees employed by Capital (the items referred to in (i), (ii) and (iii) above are hereinafter referred to collectively as the “Capital Plans”).

(b)	Operation. Each of the Plans set forth in Section 3.19(a) that is an “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), or an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), has been operated in compliance with its written terms and the applicable provisions of ERISA and the Code, except where the failure to operate in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Capital Material Adverse Effect. To the extent applicable, Capital has heretofore made available to Parent complete copies of (i) each Plan, including all amendments thereto, and its related trust agreement, if any, and summary plan description, if any, and (ii) each collective bargaining agreement relating to each Plan.

(c)	Changes. Except as set forth in Section 2.17(c) of the Disclosure Schedule, to Capital’s Knowledge there are no agreed upon future increases of benefit levels for employees employed by Capital, and no increases in benefits have been committed to by Capital for the benefit of employees employed by Capital, except for increases that are part of regularly scheduled or previously negotiated increases. With respect to each Plan, full payment has been made of all amounts that Capital is required to have paid as contributions to such Plan under its terms or under the terms of any applicable collective bargaining agreement or ERISA.

(d)	Claims. There are no pending or, to Capital’s Knowledge, threatened claims against any of the Plans or related trusts other than routine claims by participants and beneficiaries for benefits due and owing under such Plans.

3.20.	Intellectual Property. Capital owns or has the right to use, whether through licensing or otherwise, and to authorize others to use, all Intellectual Property significant to the businesses of Capital in substantially the same manner as such businesses are conducted on the date hereof.

4.	COVENANTS

4.1.	Conduct of the Business.

(a)	Except as specifically contemplated by this Agreement or as set forth on Section 4.1 of the Disclosure Schedule, from the date hereof through the Closing Date, the Company shall conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement, the Company shall not:

(i)	amend its Organizational Documents or cause any Company Subsidiary to amend its Organizational Documents;

(ii)	authorize or issue, or cause any Company Subsidiary to authorize or issue, equity interests or any subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating the entity to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security;

(iii)	sell, transfer, dispose of, or agree to sell, transfer, or dispose of, any assets other than in the ordinary course of business consistent with past practice and other than lawfully paying the dividend specified by Section 5.6 of this Agreement on or before the Closing Date;

(iv)	acquire, or cause any Company Subsidiary to acquire, any assets except in the ordinary course of business consistent with past practice or acquire, or merge with any other Person;

(v)	create or incur, or cause any Company Subsidiary to create or incur, any material Encumbrances (except Permitted Encumbrances) of any kind on any assets or properties;

(vi)	change any financial or Tax accounting practice, policy or method, make or revoke any election relating to Taxes, file any amended Tax Return or claim for refund, or settle any material claim relating to Taxes;

(vii)	violate or breach, or cause any Company Subsidiary to violate or breach, any Material Contract;

(viii)	make any loan, advance or capital contributions to or investment in any Person other than in the ordinary course of business consistent with past practice;

(ix)	incur, or cause any Company Subsidiary to incur, any indebtedness for borrowed money or enter into any guarantee of such indebtedness, or incur any other material Liability or obligation other than in the ordinary course of business consistent with past practice;

(x)	except in the ordinary course of business, cancel or forgive, or cause any Company Subsidiary to cancel or forgive, any material debts or claims or redeem or repay any indebtedness for borrowed money;

(xi)	take any action, or cause any Company Subsidiary to take any action, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xii)	authorize, commit or agree to take any of the foregoing actions.

(b)	Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, Capital and each of the Capital Subsidiaries shall conduct its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement, Capital and each of the Capital Subsidiaries shall not:

(i)	amend its Organizational Documents, or cause any Capital Subsidiary to amend its Organizational Documents, except to increase the number of shares of Capital Stock authorized under its stock compensation plan;

(ii)	authorize or issue, or cause any Capital Subsidiary to authorize or issue, any shares of capital stock of Capital or any subscription, option, warrant, call rights, preemptive rights or other agreements or commitments obligating the entity to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security;

(iii)	sell, transfer, dispose of, or agree to sell, transfer, or dispose of, any assets other than in the ordinary course of business consistent with past practice;

(iv)	acquire, or cause any Capital Subsidiary to acquire, any assets except in the ordinary course of business consistent with past practice or acquire, or merge with any other Person;

(v)	create or incur, or cause any Capital Subsidiary to create or incur, any material Encumbrances (except Permitted Encumbrances) of any kind on any assets or properties;

(vi)	change any financial or Tax accounting practice, policy or method, make or revoke any election relating to Taxes, file any amended Tax Return or claim for refund, or settle any material claim relating to Taxes;

(vii)	make any loan, advance or capital contributions to or investment in any Person;

(viii)	incur, or cause any Capital Subsidiary to incur, any indebtedness for borrowed money or enter into any guarantee of such indebtedness, or incur any other material Liability or obligation other than in the ordinary course of business consistent with past practice;

(ix)	cancel or forgive, or cause any Capital Subsidiary to cancel or forgive, any material debts or claims or redeem or repay any indebtedness for borrowed money;

(x)	take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xi)	authorize, commit or agree to take any of the foregoing actions.

4.2.	Access to Information.

(a)	From the date hereof through the Closing Date, the Company shall provide Capital and its representatives reasonable access to all properties, books, records, employees and customers of the Company and the Company Subsidiaries, and shall cause representatives of the Company and the Company Subsidiaries to reasonably cooperate with Capital and its representatives in connection with Capital’s due diligence investigation of the Company and the Company Subsidiaries and the assets, contracts, liabilities, operations, records and other aspects of business.

(b)	From the date hereof through the Closing Date, Capital shall provide Parent and its representatives reasonable access to all properties, books, records and employees of Capital and the Capital Subsidiaries, and shall cause representatives of Capital and the Capital Subsidiaries to reasonably cooperate with Parent and its representatives in connection with Parent’s due diligence investigation of Capital and Capital’s assets, contracts, liabilities, operations, records and other aspects of its business.

4.3.	Confidentiality. Each of the parties hereto agrees that all information obtained by them in the course of negotiating and conducting due diligence investigation regarding the transactions contemplated hereby will be used solely for the purpose of determining whether or not to consummate the transactions contemplated hereby. All such information will be held in strictest confidence by each of the parties and their agents, and will divulged only to those directors, officers, employees, and agents of the parties hereto, including legal counsel, accountants, investors, financing sources and financial advisors, who have a need to know such information in strictest confidence. Each party shall advise such directors, officers, employees and agents of the confidential nature of such information, and direct such persons to treat such information confidentially. Each party also agrees to promptly return to the other party all original and duplicate copies of written materials containing such confidential information should the Closing not occur.

4.4.	Public Disclosure.

(a)	From the date of this Agreement until Closing or termination pursuant to Article 8, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Capital (in the case of Parent or the Company) or Parent (in the case of Capital), except as may be required by applicable Law or the regulations of any stock exchange or trading system. Neither party will unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

(b)	Notwithstanding the foregoing, the parties hereto agree that Capital and Parent will each prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and such Current Report shall be provided to the other party for its review and comment prior to its filing.

4.5.	Regulatory and Other Authorizations. Each party hereto shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of any Governmental Authority that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals.

4.6.	Further Assurances. Each party will execute, acknowledge and deliver such documents and instruments reasonably requested by the other party, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party, for the purpose of giving effect to the transactions contemplated by this Agreement.

4.7.	No Solicitation by Parent or Company. Neither Parent nor the Company shall authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by Parent or the Company to, directly or indirectly through another Person, (a) solicit, initiate or knowingly encourage (including by way of furnishing information) the making of any proposal or offer (i) relating to any acquisition or purchase of all or any portion of the capital stock of the Company or its assets (other than assets to be sold in the ordinary course of business consistent with past practice), (ii) to enter into any merger, consolidation or other business combination with the Company, or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Each of Parent and the Company shall immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Each of Parent and the Company shall notify Capital promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Capital, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

4.8.

No Solicitation by Capital. Capital shall not, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other agent or representative retained by Capital, directly or indirectly through another Person, (a) solicit, initiate or knowingly encourage (including by way of furnishing information) the making of any proposal or offer (i) relating to any acquisition or purchase of all or any portion of the capital stock of any Person other than the Company or its assets, (ii) to enter into any merger, consolidation or other business combination with any Person other than the Company, or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to any Person other than the Company, or (b) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. Capital immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. Capital shall notify Parent promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to Parent, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

4.9.	Non-Competition; Non-Solicitation.

(a)	For a period of five (5) years following the Closing, Parent and its Affiliates shall not (except for its ownership of Capital and indirect ownership of the Company), directly or indirectly, operate, engage in, manage, own any equity interest in or be associated with any Person that Materially Competes with the business conducted by the Company immediately prior to the Closing in the United States; provided, however, that this Section 4.9(a) shall not limit Parent or any Affiliate of Parent from owning a passive ownership interest of less than 5% of the outstanding equity securities in any public traded Person or any publicly traded debt securities in any Person that competes with the business conducted by the Company immediately prior to the Closing. “Materially Competes” means to conduct business as a property and casualty insurance agency franchisor.

(b)	For period of one (1) year following the Closing, Parent shall not, directly or indirectly, solicit (other than solicitations published in a journal or newspaper or other publication or general circulation) for employment any person who was an employee of the Company except (i) with the prior consent of the Surviving Corporation, or (ii) if such Person has not been employed by the Surviving Corporation for a period of at least six months prior to such solicitation, or (iii) if such Person was also employed by Parent.

(c)	Parent acknowledges and agrees that compliance with the covenants contained in this Section 4.9 is necessary to protect the value of the goodwill being acquired by the Surviving Corporation and that these covenants are reasonable for such purposes. If any provision contained in this Section 4.9 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 4.9, but this Section 4.9 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained in this Section 4.9 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 4.9 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

(d)	Notwithstanding anything in this Agreement to the contrary, Parent agrees that the Surviving Corporation shall be entitled to (i) seek injunctive relief requiring specific performance by Parent of this Section 4.9 without the necessity of proving actual Damages or the posting of a bond and (ii) seek from time to time any other remedies available under applicable Law against Parent if Parent is directly or indirectly in breach of or has breached this Section 4.9.

4.10.	Indemnification of Officers and Directors. For a period of not less than six (6) years after the Closing, the Surviving Corporation shall (i) indemnify, defend and hold harmless the officers, directors, employees and agents of Capital, the Company and the Parent to the fullest extent permitted under applicable Law against Damages arising out of claims brought or made by third parties based on the actions of such persons in their capacities as officers, directors, employees or agents of Capital or the Company prior to the Closing, and (ii) maintain in full force and effect and honor, all obligations to indemnify the officers, directors, employees and agents of Capital and the Company and to advance expenses existing in favor of such persons in effect as of the Closing Date under applicable law or as provided in the Organizational Documents of Capital or the Company, as the case may be.

4.11.	Company Name and Principal Office. Capital, Parent and the Company agree that after the Closing the Surviving Corporation shall continue to conduct business under the name “Brooke Capital Corporation” with a principal office in Overland Park, Kansas.

5.	ADDITIONAL AGREEMENTS

5.1.	Information Statement; Special Meeting.

(a)	As soon as is reasonably practicable after receipt by Capital from Parent and the Company of all financial and other information relating to Parent and the Company as Capital may reasonably request, Capital shall prepare and file with the SEC, and with all other applicable regulatory bodies, materials for the purpose of obtaining the Capital Stockholder Approval. Such materials shall be in the form of an Information Statement to be used for the purpose of informing stockholders of Capital about the Merger (the “Information Statement”). Parent and the Company shall furnish to Capital all information concerning Parent and the Company as Capital may reasonably request. Parent and its counsel shall be given an opportunity to review and comment on the Information Statement prior to its filing with the SEC.

(b)

Without limitation of the generality of the foregoing, Parent shall provide Capital with audited consolidated financial statements of the Company and Company Subsidiaries consisting of consolidated balance sheets of the Company and Company Subsidiaries as of December 31, 2004, 2005, and 2006, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto) (the “Audited Company Financials”), reported on, and accompanied by, signed, unqualified opinions of independent auditors reasonably acceptable to Capital. The Audited Company Financials (including all notes and schedules contained therein or annexed thereto) shall (i) be true, complete and accurate, (ii) have been prepared in accordance with GAAP applied on a consistent basis, (iii) have been prepared in accordance with the books and records of the Company and Company Subsidiaries, (iv) fairly present, in accordance with GAAP, the assets, liabilities and financial position, the results of operations and cash flows of the Company and Company Subsidiaries as of the dates and for the years and periods indicated, (v) be in compliance as to form with the Exchange Act and the published rules and regulations of the SEC as required to be included in the Information Statement and the Transaction Form 8-K, and (vi) otherwise be reasonably acceptable to Capital for inclusion in the Information Statement. In addition, Parent and Capital shall provide pro forma financial statements of Capital and the Company (together with its Company Subsidiaries) necessary for inclusion into the Information Statement, and each of Parent and Capital represent and warrant to the other that the information it has provided and provides for inclusion in said pro forma financial statements of Capital and the Company (with its and their Subsidiaries), will be true, complete and accurate.

(c)	Capital, with the assistance of Parent, shall promptly respond to any SEC comments on the Information Statement and shall otherwise use reasonable best efforts to cause the Information Statement to be declared effective as promptly as practicable. Capital shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Capital shall use its reasonable best efforts to cause the shares of Capital Stock to be issued to Parent hereunder to be registered or qualified under “blue sky” Laws of each of the states and territories of the United States in which the parties deem necessary, and to take any other such actions which may be necessary to enable Capital Stock to be issued in each such jurisdiction.

(d)	[Reserved]

(e)	As soon as practicable following the declaration of effectiveness of the Information Statement, Capital shall distribute the Information Statement to the stockholders of Capital and, pursuant thereto, shall call a special meeting of its stockholders (the “Special Meeting”) in accordance with the KGCL and, subject to the other provisions of this Agreement, cause the approval of the transactions contemplated hereby and the other matters presented to the stockholders of Capital for approval or adoption at the Special Meeting.

(f)	Capital shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the KGCL in the preparation, filing and distribution of the Information Statement and the calling and holding of the Special Meeting. Without limiting the foregoing, Capital shall ensure that the Information Statement does not, as of the date on which it is distributed to the stockholders of Capital, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Capital shall not be responsible for the accuracy or completeness of any information relating to Parent or the Company or any other information furnished by Parent or the Company for inclusion in the Information Statement).

(g)	Capital, acting through its board of directors, shall include in the Information Statement the unanimous recommendation of its board of directors in favor of the adoption of this Agreement and the transactions contemplated hereby, and shall otherwise use reasonable best efforts to obtain the Capital Stockholder Approval.

5.2.	Form 8-K. At least one (1) day prior to Closing, Capital shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the transactions contemplated hereby or in any report or form to be filed with the SEC (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to Parent and in a format acceptable for EDGAR filing. Prior to Closing, Capital and Parent shall prepare the press release announcing the consummation of the transactions contemplated hereunder (“Press Release”). Simultaneously with the Closing, Capital shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

5.3.	Required Information. In connection with the preparation of the Transaction Form 8-K and Press Release, and for such other reasonable purposes, Parent and Capital each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers, and stockholders and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other statement, filing, notice or application made by or on behalf of Parent and Capital to any third party and any Governmental Authority in connection with the transactions contemplated hereby.

5.4.	No Securities Transactions.

(a)	Neither Parent nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Capital prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Parent shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

(b)	Neither Capital nor any of its Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. Capital shall use its reasonable best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.5.	Registration and Listing. Immediately after the Closing, Capital shall register the Capital Stock to be received by Parent in the Merger with the SEC and each applicable state securities commissioner on an appropriate registration statement (the “Registration Statement”), and Capital shall use its best efforts to cause such Registration Statement to be declared effective by the SEC and such commissioners as promptly as practicable after the Closing. Capital shall use its best efforts to cause the Capital Stock that will be issued in the Merger to be approved for listing on the American Stock Exchange as promptly as practicable after the Closing Date. Prior to the Closing, Capital shall use reasonably diligent efforts to complete the Registration Statement such that it can be filed immediately after the Closing.

5.6.	Parent Dividend. On or before the Closing Date and to the extent permitted by Missouri law, the Company shall declare and pay a cash dividend in the amount of $22,328,000 to Parent (the “Parent Dividend”).

5.7.	Delta Exchange. Immediately after the Effective Time, the Parent and the Surviving Corporation shall consummate the transactions contemplated by the Exchange Agreement.

5.8.	Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company or any of its Subsidiaries, each of the other parties shall cooperate with him, her, or it and his, her, or its counsel in the defense or contest, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending party.

5.9.	Certain Company Receivables. At any time and from time to time prior to the eight (8) month anniversary of the Closing Date that a Specified Company Receivable remains uncollected for more than ninety (90) days after such Specified Company Receivable’s date of invoice (a “Delinquent Receivable”), then the Surviving Corporation may elect to tender in writing ownership of such Delinquent Receivable to the Parent and within five (5) business days after the delivery of such tender, the Parent shall pay to the Surviving Corporation by wire transfer of immediately available funds the full amount of such Delinquent Receivable and thereafter the Parent shall have all rights as the holder of the Delinquent Receivable. Promptly after the eighth-month anniversary of the Closing Date, the Parent will reimburse the Surviving Corporation for all of the Specified Company Receivables that remain uncollected as of such eighth-month anniversary; provided, however, that, after the Closing, the Surviving Corporation will continue to collect and process the Specified Company Receivables, consistent with the past practices of the Company; and provided, further that, the Surviving Corporation promptly will return to Parent dollar for dollar any monies that are collected in respect of receivables subsequent to Parent’s reimbursement payment. For purposes hereof, “Specified Company Receivables” means all accounts receivable of the Company on the Company’s June 30, 2007 combined balance sheet generated from Company agents and customers. The parties agree to cooperate fully with each other and provide such supporting data as is reasonably necessary to complete the receivables true-up in a fair and efficient manner.

6.	CONDITIONS PRECEDENT TO CAPITAL’S PERFORMANCE

The obligation of Capital to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Capital:

6.1.	Accuracy of Representations and Warranties of Parent and Company. The representations and warranties of Parent and the Company contained in this Agreement shall be true and correct as of the Closing Date as though made at that time (without regard to any “material,” “materiality” or “Company Material Adverse Effect” qualifications included therein and except that those representations and warranties that speak as to a stated date, in which case such representation and warranty shall be true and correct as of such date), except to the extent that the failure of the representations and warranties, taken as a whole, to be true and correct would not reasonably be expected to have a Company Material Adverse Effect, to materially delay the Closing or to materially and adversely affect the ability of Parent or the Company to consummate the transactions contemplated by this Agreement.

6.2.	Performance of Covenants of Parent and Company. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Parent and the Company at or before the Closing Date shall have been duly and properly performed and complied with in all material respects by Parent and the Company at or before the Closing Date.

6.3.	No Governmental Order. There shall be no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority that prohibits the transactions contemplated by this Agreement or renders it unlawful to consummate such transactions.

6.4.	Information Statement. Capital shall have distributed the Information Statement to its stockholders.

6.5.	Corporate Approval. The independent directors and the board of directors of Capital shall have duly approved this Agreement and all transactions contemplated hereby, and Capital shall have obtained the Capital Stockholder Approval.

6.6.	Solvency Opinion. The Solvency Opinion, satisfactory to the Independent Directors Committee and the Board of Directors of Capital in its and their sole discretion, shall have been received.

6.7.	Consents and Approvals. All approvals, consents and waivers of all Persons and Authorities that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Capital not less than two business days prior to the Closing.

6.8.	Absence of Litigation. No litigation shall have been commenced or threatened against Capital, Parent, the Company, or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, which, in the reasonable judgment of counsel to either Parent or Capital, could have a Company Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

6.9.	Company Material Adverse Effect. There shall not have occurred since December 31, 2006 any event, circumstance or condition that has had, or could reasonably be expected to have, a Company Material Adverse Effect.

6.10.	Fairness Opinion. The opinion, satisfactory to the Independent Directors Committee and the Board of Directors of Capital in its and their sole discretion, from the investment bank of national reputation that the transaction contemplated by this Agreement is fair from a financial view point to the shareholders of Capital that was received by Capital immediately prior to the signing of this Agreement shall remain in effect and such investment bank shall have confirmed same in writing on and as of the Closing Date.

6.11.	Net Working Capital. The Company shall have Net Working Capital, shown on the Closing Balance Sheet, of no less than $22,800,000.

6.12.	Deliverables. Capital shall have received from Parent each of the deliverables described in Section 9.2 hereof.

6.13.	Parent Receivable. Parent shall have paid in cash to the Company an amount equal to the Parent Receivable valued on and as of the Closing Date.

6.14.	Approval. The board of directors of the Company, and Parent in its capacity as stockholder of the Company, shall have duly approved this Agreement and all transactions contemplated hereby. The board of directors of Parent shall have duly approved this Agreement and all transactions contemplated hereby.

7.	CONDITIONS PRECEDENT TO COMPANY’S PERFORMANCE

The obligation of Parent and the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Parent:

7.1.	Accuracy of Capital’s Representations and Warranties. The representations and warranties of Capital contained in this Agreement shall be true and correct as of the Closing Date as though made at that time (without regard to any “material,” “materiality” or “Capital Material Adverse Effect” qualifications included therein and except that those representations and warranties that speak as to a stated date, in which case such representation and warranty shall be true and correct as of such date), except to the extent that the failure of the representations and warranties, taken as a whole, to be true and correct would not reasonably be expected to have an Capital Material Adverse Effect, to materially delay the Closing or to materially and adversely affect the ability of Capital to consummate the transactions contemplated by this Agreement.

7.2.	Performance of Capital’s Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Capital at or before the Closing Date shall have been duly and properly performed and complied with in all material respects by Capital at or before the Closing Date.

7.3.	No Governmental Order. There shall be no order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority that prohibits the transactions contemplated by this Agreement or renders it unlawful to consummate such transactions.

7.4.	Corporate Approval. The board of directors of the Company, and Parent in its capacity as stockholder of the Company shall have duly approved this Agreement and all transactions contemplated hereby. The board of directors of Parent shall have duly approved this Agreement and all transactions contemplated hereby.

7.5.	Solvency Opinion. The Solvency Opinion, satisfactory to the Board of Directors of Parent in its sole discretion, shall have been received.

7.6.	Absence of Litigation. No litigation shall have been commenced or threatened against Capital, Parent, the Company or any of the Affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby, which, in the reasonable judgment of counsel to either Parent or Capital, could have an Capital Material Adverse Effect or prevent consummation of the transactions contemplated hereby.

7.7.	Capital Material Adverse Effect. There shall not have occurred since December 31, 2006 any event, circumstance or condition that has had, or could reasonably be expected to have, a Capital Material Adverse Effect.

7.8.	Capital’s Articles of Incorporation. The Articles of Incorporation of Capital shall not have been amended to provide for cumulative voting rights, classification of directors, diminution of the rights of any controlling stockholder or extraordinary treatment of minority stockholders or management members.

7.9.	Consents and Approvals. All approvals, consents and waivers of all Persons and Authorities that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to the Parent not less than two business days prior to the Closing.

7.10.	Payments. Parent shall have paid any and all amounts owed to the Company and the Company shall have paid any and all amounts owed to Parent.

7.11.	Deliverables. Parent shall have received from Capital each of the deliverables described in Section 9.3 hereof.

7.12.	Agreement. The Company shall have executed and delivered to Parent an Amended and Restated Servicing and Tax Allocation Agreement. Among other provisions, the amended Servicing and Tax Allocation Agreement shall provide for: (i) a monthly fee of zero dollars ($00); (ii) the continuation of specified services during a transition period ending on December 31, 2007; and (iii) for the reimbursement by the Company to Parent of all out of pocket expenses reasonably incurred by Parent in connection with the operations of the Company or the support provided by Parent to the Company.

7.13.	Fairness Opinion. The opinion from the investment bank of national reputation that the transaction contemplated by this Agreement is entirely fair to the shareholders of Parent that was received by Parent immediately prior to the signing of this Agreement shall remain in effect and such investment bank shall have confirmed same in writing on and as of the Closing Date.

7.14.	Parent Dividend. The Company shall have declared and paid the Parent Dividend.

8.	TERMINATION PRIOR TO CLOSING

8.1.	Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing:

(a)	By the mutual written consent of Capital and Parent;

(b)	By either Capital or Parent, by written notice to the other party if the Closing shall not have occurred on or before December 31, 2007; provided, however, that neither party may terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the transactions contemplated hereby prior to such date is the direct or indirect result of any breach of any covenant, representation or warranty of such party or because any of the conditions precedent to the obligations of the other party have not been satisfied due to any action or failure to act by such party;

(c)	By Capital, by prior written notice to Parent, if Parent or the Company shall fail to perform in any material respect any material obligation of Parent or the Company herein required to be performed prior to the Closing Date and such failure is not cured within thirty (30) days after Capital has notified Parent of its intent to terminate pursuant to this Section 8.1(c);

(d)	By Parent, by prior written notice to Capital, if Capital shall fail to perform in any material respect any material obligation of Capital herein required to be performed prior to the Closing Date and such failure is not cured within thirty (30) days after Parent has notified Capital of its intent to terminate pursuant to this Section 8.1(d);

(e)	By Capital, if Capital has not received the Fairness Opinion specified in Section 6.10, indicating that the transactions contemplated by this Agreement are not fair from a financial point of view to all of the Shareholders of Capital, on or before December 31, 2007; or

(f)	By Parent, if Parent has not received the Fairness Opinion specified in Section 7.13, indicating that the transactions contemplated by this Agreement are not entirely fair to all of the Shareholders of Capital, on or before December 31, 2007.

8.2.	Effect on Obligations. Termination of this Agreement pursuant to Section 8.1 above, shall terminate all obligations of the parties hereunder and this Agreement shall become void and have no effect without any Liability on the part of any party, except for the obligations under Sections 4.3 (Confidentiality), 4.4 (Public Disclosure), and 10.2 (Indemnification Obligations), and Article 11 (Miscellaneous Provisions); provided, however, that termination shall not relieve any party defaulting or breaching this Agreement prior to such termination from any Liability for such default or breach.

9.	THE CLOSING

9.1.	Closing. Subject to the satisfaction or waiver of the conditions set forth herein, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur at a mutually satisfactory time and place on the second business day following satisfaction or waiver of the final condition to the Closing or on such other date and such other place as may be mutually agreed to by the parties (the “Closing Date”). Capital and Parent will use their best efforts to cause the Closing to occur on or before September 28, 2007.

9.2.	Company’s Obligations. At the Closing, Parent shall deliver to Capital:

(a)	A certified copy of the resolutions of the stockholders and board of directors of Parent authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement;

(b)	A certificate, dated the Closing Date, from Parent and signed by an authorized officer, certifying that the conditions specified in Section 6.1 and Section 6.2 above have been fulfilled;

(c)	Incumbency certificates relating to each person executing any document executed and delivered to Capital by Parent or the Company pursuant to the terms hereof;

(d)	A License Agreement, in form and substance reasonably acceptable to Capital and Parent whereby Capital would have a worldwide perpetual royalty-free license for the trademark “Brooke” for use in conjunction with Capital’s insurance business; Parent shall retain all right, title and interest in and to such trademark including without limitation the right to use it in non-insurance activities;

(e)	A Tax Allocation Agreement executed by Parent and the Company, in form and substance reasonably acceptable to Capital and Parent;

(f)	A list of the Specified Company Receivables; and

(g)	All other documents, instruments or writings required to be delivered to Capital at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Capital may reasonably request.

9.3.	Capital’s Obligations. At the Closing, Capital shall deliver to Parent:

(a)	A certified copy of the resolutions of the board of directors of Capital authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement;

(b)	A certificate, dated the Closing Date, from Capital and signed by an authorized officer, certifying that the conditions specified in Section 7.1 and Section 7.2 above have been fulfilled;

(c)	Incumbency certificates relating to each person executing any document executed and delivered to Parent or the Company by Capital pursuant to the terms hereof;

(d)	A License Agreement, in form and substance reasonably acceptable to Capital and Parent whereby Capital would have a worldwide perpetual royalty-free license for the trademark “Brooke” for use in conjunction with Capital’s insurance business; Parent shall retain all right, title and interest in and to such trademark including without limitation the right to use it in non-insurance activities;

(e)	A certified copy of the resolutions of “Capital Directors,” as all of the members of the Board of Directors of Capital, and of Capital stockholders, appointing and electing two (2) additional directors as follows:

(i)	Kyle L. Garst, and

(ii)	Dane S. Devlin;

(f)	All other documents, instruments or writings required to be delivered to Parent at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Parent may reasonably request.

10.	INDEMNIFICATION

10.1.	Survival of Representations and Warranties. All representations and warranties under this Agreement shall survive the Closing through the date that is twenty-four (24) months after the Closing Date, at which date such representations and warranties shall terminate; provided, however, that the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.5(b), 2.7, 2.13, 2.17, 3.1, 3.2, 3.3, 3.8, 3.15 and 3.19 (collectively, the “Specified Representations”) shall survive until the expiration of all applicable statutes of limitations. All covenants and agreements of Capital, Parent or the Company that are required by their terms to be performed prior to the Closing shall terminate as of the Closing. All other covenants and agreements of Capital, Parent or the Company shall survive the Closing and continue indefinitely.

10.2.	Indemnification Obligations.

(a)	Indemnification by Parent. From and after the Closing, Parent shall indemnify and hold harmless the Surviving Corporation officers, directors and employees (collectively, the “Capital Indemnified Parties”), and shall reimburse the Capital Indemnified Parties for any Damages resulting from (i) any breach of representation or warranty made by Parent or the Company in this Agreement, and (ii) any breach or default in the performance by Parent or Company of any covenant or agreement contained herein.

(b)	Indemnification by the Surviving Corporation. From and after the Closing, the Surviving Corporation shall indemnify and hold harmless Parent, officers, directors and employees (collectively, the “Parent Indemnified Parties”), and shall reimburse Parent Indemnified Parties for any Damages resulting from (i) any breach of representation or warranty made by Capital in this Agreement, and (ii) any breach or default in the performance by Capital of any covenant or agreement of Capital contained herein.

(c)	Limitations on Liability.

(i) Notwithstanding anything in this Agreement to the contrary, Parent’s indemnification obligations to Capital Indemnified Parties shall be limited as follows: (A) Parent shall only be liable for Damages for the breach of the representations and warranties of Parent or the Company in this Agreement, other than breaches of the Specified Representations, if and to the extent such aggregate amount of all Damages exceed $50,000, after which point Parent will be obligated to indemnify the Capital Indemnified Parties from and against all Damages in excess of $50,000; and (B) the aggregate amount of Parent’s liability for breach of the representations and warranties of Parent or the Company in this Agreement, other than breaches of the Specified Representations, shall not exceed $7,500,000.

(ii) Notwithstanding anything in this Agreement to the contrary, the Surviving Corporation’s indemnification obligations to Parent Indemnified Parties shall be limited as follows: (A) the Surviving Corporation shall only be liable for Damages for breach of the representations and warranties in this Agreement if and to the extent such aggregate amount of all Damages exceed $50,000, after which point the Surviving Corporation will be obligated to indemnify the Parent Indemnified Parties from and against all Damages in excess of $50,000; and (B) the aggregate amount of the Surviving Corporation’s liability for breach of the representations and warranties in this Agreement, other than breaches of the Specified Representations, shall not exceed $7,500,000.

(d)	Claims for Indemnity. Whenever a claim for Damages shall arise for which an Indemnified Party shall be entitled to indemnification hereunder, such Indemnified Party shall notify the Indemnifying Party in writing within fifteen (15) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for the Indemnifying Party to take appropriate action to resist such claim. Such notice shall specify in reasonable detail all facts and circumstances known to the Indemnified Party regarding the claim and shall explain in reasonable detail the basis on which the Indemnified Party claims a right to indemnity, including citation to relevant sections of this Agreement, and, if estimable, shall estimate the amount of the liability arising therefrom. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent the Indemnifying Party is prejudiced by such failure.

(e)	Defense of Third Party Claims. Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the Indemnified

Party, for which the Indemnified Party seeks indemnification hereunder, the Indemnifying Party shall have the right to assume the defense of such claim, and the Indemnified Party shall cooperate to the extent reasonably requested by the Indemnifying Party in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party in connection therewith. If the Indemnifying Party shall elect to assume the defense of such claim, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party has assumed the defense of any claim against the Indemnified Party, the Indemnifying Party shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided that, to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party’s right to indemnification, the Indemnified Party shall have the right to assume control of the defense of such claim through counsel of its choice, the reasonable costs of which shall be at the Indemnifying Party’s expense in the event that the Indemnified Party’s right of indemnification is ultimately established through settlement, compromise or other legal proceeding. In no circumstance may the Indemnified Party compromise or settle a claim with a third party for which it seeks indemnification from the Indemnifying Party without first obtaining the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.

10.3.	Exclusive Remedy. Except for claims for fraud or intentional misrepresentation under applicable law and for the provisions of Section 10.2 and Article 11, the indemnification provided in this Article 10 will constitute the exclusive remedy of Capital Indemnified Parties or Parent Indemnified Parties, as the case may be, and their respective assigns from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the non-fulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder. Capital and Parent each hereby waive, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party’s Affiliates, to the contrary.

10.4.

Litigation Settlements and Expenses. Parent shall indemnify Capital and Company for any losses (reduced by any recovery from any third party, such as an insurer) incurred by Company in connection with litigation, arbitrations, mediations, or settlements (collectively “Proceedings”) disclosed in Disclosure Schedules in connection with representations made in Section 2 hereof and reasonable legal costs and expenses (excluding expenses associated with employees’ time) incurred in connection with such Proceedings provided: (i) that Parent be consulted before and consent to the litigation strategy and disposition of any Proceeding; (ii) Company and Capital use commercially reasonable efforts to defend and prosecute the Proceedings, (iii) the maximum amount of the indemnification hereunder shall not exceed $1,000,000, (iv) such losses are accrued within 12 months of the Effective Time, and (v) the payment of such losses shall be included in the limitation of liability maximum amount of indemnity provided for in Section 10.2(c) of this Agreement.

11.	MISCELLANEOUS PROVISIONS

11.1.	Entire Agreement. This Agreement, together with the Exhibits and Disclosure Schedule hereto, sets forth the entire agreement between the parties with regard to the subject matter hereof, and supersedes all other prior agreements and understandings, written or oral, between the parties or any of their respective Affiliates with respect to such subject matter.

11.2.	Governing Law. This Agreement shall be construed and interpreted according to the internal laws of the State of Kansas, excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts having jurisdiction over Johnson County, Kansas, each party hereby submitting to the personal jurisdiction thereof, and the parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 11.9 shall be deemed properly served and accepted for all purposes.

11.3.	Schedules. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections of this Agreement to the extent it is reasonably apparent from a reading of the matter disclosed that such disclosure is applicable to such other sections and subsections.

11.4.	Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

11.5.	Assignment. Neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by any party without the prior written consent of the other party, and any such attempted assignment shall be null and void.

11.6.	Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

11.7.	No Third Party Beneficiaries. Nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, and the Capital Indemnified Parties and the Parent Indemnified Parties, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

11.8.	No Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of (a) any direct or indirect stockholder of Parent or Capital, or (b) any officer, director, employee, agent or representative of Parent, Capital or the Company.

11.9.	Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Capital:	Brooke Capital Corporation
8500 College Blvd.
Overland Park, Kansas 66210
Attention: Mr. Michael S. Hess
Facsimile: (913) 339-2435

with a copy to

William M. Schulte, Esq.
Polsinelli Shalton Flanigan Suelthaus PC
Suite 500
6201 College Boulevard
Overland Park, KS 66211-2435
Facsimile: (913) 451-6205

If to Parent:	Brooke Corporation
10950 Grandview Drive, Suite 600
Overland Park, Kansas 66210
Attention: Mr. Leland Orr
Facsimile: (913) 339-6328

with a copy to:

P. Mitchell Woolery, Esq.
Kutak Rock LLP
Suite 500
1010 Grand Boulevard
Kansas City, MO 64106-2220
Facsimile: (816) 960-0041

Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by registered or certified, postage prepaid or by overnight courier or (iii) upon confirmation of transmission, if sent by facsimile. Any party may give written notice of a change of address in accordance with the provisions of this Section 11.9 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.

11.10.	Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement, or the application thereof to any person or circumstance, is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable in any jurisdiction: (a) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid, prohibited or unenforceable provision; and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity, prohibition or unenforceability, nor shall such invalidity, prohibition or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

11.11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.

11.12.	No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

11.13.

Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by Law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

11.14.	Fees and Expenses. The Company shall pay all costs and expenses incurred on behalf of Parent and the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants. Capital shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants.

12.	DEFINITIONS

12.1.	Definitions. The following capitalized terms used herein shall have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Laws.

“Capital Change of Control” means (i) a sale of all or substantially all of the assets and assumption of all or substantially all of the Liabilities of Capital (including, without limitation, its Subsidiaries), (ii) a sale by Capital of its voting capital stock in a transaction or series of transactions that result in Persons who beneficially owned more than 50% of the voting capital stock of Capital immediately prior to such transaction(s), owning less than 50% of the voting capital stock of Capital immediately after such transaction(s), (iii) a sale by the stockholders of Capital of their voting capital stock of Capital in a transaction or series of transactions that result in Persons who beneficially owned more than 50% of the voting capital stock of Capital immediately prior to such transaction(s), owning less than 50% of the voting capital stock of Capital immediately after such transaction(s), provided that the independent directors of the board of directors of Capital have approved such transaction(s), and (iv) a merger or consolidation of Capital with or into any other Person, irrespective of whether Capital or the other party or parties to the merger or consolidation is or are the surviving or resulting corporation, other than a merger for the sole purpose of reincorporating into another state from Capital’s original state of incorporation, and other than a merger in which Capital is the surviving corporation thereof that results in Persons who beneficially owned more than 50% of the voting capital stock of Capital immediately prior to such merger, owning more than 50% of the voting capital stock of Capital immediately after such merger.

“Capital Material Adverse Effect” means any material adverse effect, in a dollar amount equal to or greater than $50,000, on the operations, financial condition, business, assets or liabilities of Capital, other than any such effect resulting from (i) changes in the United States economy in general that do not disproportionately impact Capital, (ii) changes in the industries in which Capital operates its business and not specifically relating to the business of Capital that do not disproportionately impact Capital, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) that do not disproportionately impact Capital, or (iv) the announcement of this Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement.

“Capital Stockholder Approval” means a majority vote by the stockholders of Capital in favor of adoption of this Agreement and the approval of the transactions contemplated hereby.

“Change in Control” means a Capital Change in Control, Franchise Change in Control or both.

“Closing Payment” means 5,000,000 shares of Capital Stock.

“Company Material Adverse Effect” means any material adverse effect, in a dollar amount equal to or greater than $50,000, on the operations, financial condition, business, assets or liabilities of the Company, other than any such effect resulting from (i) changes in the United States economy in general that do not disproportionately impact the Company, (ii) changes in the industries in which the Company operates its business and not specifically relating to the business of the Company that do not disproportionately impact the Company, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index) that do not disproportionately impact the Company, or (iv) the announcement of this Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement.

“Damages” means any loss, Liability, damage or reasonable expense incurred as a result thereof, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees, but shall not include any exemplary, punitive, incidental or special damages, consequential damages that were not reasonably foreseeable or any claim for lost profits.

“Effective Time” means the effective time of the Merger pursuant to the application of Section 351.435 of the MGCL and Section 17-6702 of the KGCL

“Employee” means any person employed by the Company immediately prior to the Closing.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, encumbrance, or restriction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Agreement” means that certain Exchange Agreement dated as of even date herewith by and between Parent and Capital concerning the contribution of Delta Plus Holdings, Inc. to Capital.

“Franchise Change of Control” means (i) a sale of all or substantially all of the assets and assumption of all or substantially all of the Liabilities of the Franchise Division of Capital, or (ii) a transaction by which the Franchise Division is spun off of, split up from, or otherwise divested or transferred separate and apart from the other assets and Subsidiaries of Capital.

“Franchise Division” means, following effectiveness of the Merger, the assets, properties, and liabilities and operations of the Company and Company Subsidiaries, as owned, leased, and operated as of the Closing, considered as if such assets, properties, liabilities and operations were operated in a separate division, segregated from non-Company-related assets, properties, liabilities and operations (as well as those of Capital Subsidiaries), in order to discern Franchise EBITDA for the First Earnout Period and Second Earnout Period.

“Franchise EBITDA” means, for any period, net income (or net loss) realized (in accordance with GAAP) by the Franchise Division (i.e. net income or net loss achieved employing the assets, properties, liabilities and operations of the Company as of the Closing, on a stand-alone basis and without consolidating or otherwise taking into account the financial results of Capital or its Subsidiaries other than in the Franchise Division), plus the sum of the following incurred solely by or attributable solely to the Franchise Division: (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense, (e) to the extent included in net income, non-cash, recurring charges related to equity compensation, in each case determined in accordance with GAAP for such period, and (f) to the extent included in net income, losses that result from non-recurring charges (it being understood that to the extent included in net income, gains that result from non-recurring charges shall be deducted from the Franchise EBITDA). It is intended that, with respect to subpart (f), such charges are determined in good faith and such charges relate to one-time or extraordinary events. Under no circumstances shall overhead of Capital or the Surviving Corporation or their respective Subsidiaries be allocated to the Franchise Division for purposes of calculating the Franchise EBITDA.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means (i) any nation, state, county, city or other legal jurisdiction, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature, or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” means a Capital Indemnified Party or a Parent Indemnified Party, as the case may be.

“Indemnifying Party” means a party that is required to indemnify any Indemnified Party pursuant to Article 10.

“KGCL” means the General Corporation Law of the State of Kansas.

“Knowledge” means the actual knowledge of the executive officers of a party after reasonable inquiry of those employees of such party that have primary supervisory responsibility for the matter at issue.

“Laws” means all laws of any country or any political subdivision thereof, including, without limitation, all federal, state and local statutes, regulations, ordinances, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.

“Liability” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, Damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured.

“Material Contract” means any contract, agreement, license, lease, or understanding, whether written or unwritten, in the aggregate value of $250,000 or more.

“MGCL” means the General and Business Corporation Law of the State of Missouri.

“Net Working Capital” means the difference between a Person’s total current assets minus its total current liabilities as reflected on such Person’s balance sheet as of the date in question, as determined in accordance with GAAP, with the following adjustments with respect to the Net Working Capital of the Company: interest payable and the current portion of long-term debt shall be excluded from total current liabilities.

“Organizational Documents” means a party’s certificate or articles of incorporation and the bylaws, as amended.

“Parent Receivable” means the then-current amount, as of the Closing Date, of any intercompany account payable owed by Parent to Company reflected on the books of account of Parent and Company.

“Permitted Encumbrances” means (i) statutory liens for Taxes and other charges and assessments by any Governmental Authority that are not yet due and payable or are being contested in good faith, (ii) mechanics’, materialmen’s, and similar liens that can be satisfied by a payment of cash to the lienholders, (iii) rights reserved to any Governmental Authority to regulate the affected assets, including zoning laws and ordinances, (iv) as to real property interests, including leasehold interests, any easements, rights-of-way, servitudes, permits, restrictions, and minor imperfections or irregularities in title that do not, individually or in the aggregate, interfere with the ability to own, use, or operate such real property, (v) purchase money liens and liens securing rental payments under any capital lease arrangements, (vi) notice filings with respect to equipment leases or other leases of personal property, and (vii) any other Encumbrance that is immaterial with respect to the asset that it encumbers.

“Person” means any individual, any entity or any unincorporated organization, including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, or a joint venture.

“Solvency” means:

1) The fair saleable value of the Person’s assets exceeds the value of its liabilities, including all contingent and other liabilities (on a standalone basis and on a consolidated basis with its subsidiaries);

2) The Person will not have an unreasonably small amount of capital for the businesses in which it is engaged or in which the Person has indicated it intends to engage (on a standalone basis and on a consolidated basis with its subsidiaries);

3) The Person will be able to pay its liabilities, including all contingent and other liabilities, as they mature (on a standalone basis and on a consolidated basis with its subsidiaries); and

“Fair saleable value” means the aggregate amount of net consideration (as of the date in question and giving effect to reasonable and customary costs of sale or taxes) that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of the entire operation as a going concern, presuming the business will be continued in its present form and character, and with reasonable promptness, not to exceed one year.

“Liabilities, including all contingent and other liabilities” These terms have the meanings that are generally determined in accordance with applicable federal laws governing determinations of the insolvency of debtors. “Contingent and other liabilities” means the contingent and other liabilities of the Person.

“Not have an unreasonably small amount of capital for the businesses in which it is engaged or in which management has indicated it intends to engage” and “able to pay its liabilities, including all contingent and other liabilities, as they mature.” These phrases mean that the Person will be able to generate enough cash from operations, asset dispositions, refinancing, or a combination thereof, to meet its obligations (including all contingent and other liabilities) as they become due.

“Solvency Opinion” means a written opinion provided by CBIZ, Inc. or another independent third party qualified to render such opinion in the sole discretion of the parties that addresses the Solvency of the Company on a consolidated basis immediately prior to the transactions contemplated hereby and the Solvency of the Surviving Corporation on a consolidated basis immediately after the transactions contemplated by this Agreement.

“Subsidiary” means any subsidiary as that term is defined in and within the meaning of Item 1-02(x) of Regulation S-X as promulgated by the SEC.

“Tax(es)” means all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any federal, state, local or foreign taxing authority or tax sharing agreement, including, without limitation, income, excise, property (whether real or tangible personal property), sales, use, transfer, gains, ad valorem, value added, stamp, payroll, windfall, profits, gross receipts, license, occupation, commercial activity, employment, withholding, social security, Medicare, workers’ compensation, unemployment compensation, documentation, registration, customs duties, tariffs, net worth, capital stock and franchise taxes, alternative or add-on minimum (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.

“Tax Return” means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

12.2.	Cross-References. Each of the following terms shall have the meaning ascribed to such terms in the Sections set forth below:

“Agreement”	Preamble
“Audited Company Financials”	Section 5.1(b)
“Capital”	Preamble
“Capital Directors”	Section 9.3(e)
“Capital Indemnified Parties”	Section 10.2(a)
“Capital Insurance Policies”	Section 3.16(c)
“Capital Plans”	Section 3.19(a)
“Capital Reports”	Section 3.5
“Capital Stock”	Section 1.4(a)
“CERCLA”	Section 2.13(c)
“Certificate”	Section 1.5(a)
“Closing Date”	Section 9.1
“Closing”	Section 9.1
“Code”	Preamble
“Company”	Preamble
“Company Insurance Policies”	Section 2.14(c)
“Company Stock”	Section 1.5(a)
“Confidentiality Agreement”	Section 4.3
“Disclosure Schedule”	Preamble to Article 2
“Earnout Payment”	Section 1.4(b)
“Earnout Period”	Section 1.4(b)
“Earnout Shares”	Section 1.4(b)
“Earnout Statement”	Section 1.4(c)
“Environmental Laws”	Section 2.13(c)
“Exchange Act”	Section 2.4
“Independent Accountants”	Section 1.4(d)
“Information Statement”	Section 5.1(a)

“Initial Merger Consideration”	Section 1.4(a)
“Material Contract”
“Materially Competes”	Section 4.9(a)
“Merger”	Section 1.1
“Merger Consideration”	Section 1.4
“Notice of Objection”	Section 1.4(d)
“Parent”	Preamble
“Parent Dividend”	Section 5.6
“Parent Indemnified Parties”	Section 10.2(b)
“Parent Reports”	Section 2.11
“Plans”	Section 2.17(a)
“Press Release”	Section 5.2
“Information Statement”	Section 5.1(a)
“Recent Company Balance Sheet”	Section 2.5
“Recent Capital Balance Sheet”	Section 3.6
“Registration Statement	Section 5.5
“SEC”	Section 2.9
“Securities Act”	Section 2.4
“Special Meeting”	Section 5.1(e)
“Specified Representations”	Section 10.1
“Surviving Corporation”	Section 1.1
“Transaction Form 8-K”	Section 5.2
“Waste”	Section 2.13(c)

12.3.	Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a)	language shall be construed simply according to its fair meaning and not strictly for or against any party;

(b)	the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(c)	words importing any gender shall include other genders;

(d)	words importing the singular only shall include the plural and vice versa;

(e)	the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”

(f)	the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)	references to “Article,” “Section” or “Schedule” shall be to an Article, Section or Schedule of or to this Agreement;

(h)	references to any Person include the successors and permitted assigns of such Person;

(i)	any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and

(j)	any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.

[Next Page is Signature Page]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

BROOKE CAPITAL CORPORATION

By:
Name:
Its:

BROOKE FRANCHISE CORPORATION

By:
Name:
Its:

BROOKE CORPORATION

By:
Name:
Its:

[Signature page to Agreement and Plan of Merger]